Exhibit 99.1

For further information, contact:

Holly Zheng Media Relations 408-222-9202 hollyz@marvell.com	Sukhi Nagesh Investor Relations 408-222-8373 sukhi@marvell.com

Marvell Appoints Company Co-Founder Weili Dai as President

SANTA CLARA, Calif. (July 15, 2013) – Marvell (Nasdaq: MRVL), a leading global fabless semiconductor company, today announced that its Board of Directors has appointed Weili Dai as president of the company, effective July 14, 2013.

“Since Weili Dai co-founded Marvell, she has been a driving force for the company’s success. Her dedication to our customers, partners and stakeholders is widely recognized by the industry. Weili brings to the leadership role a long-term vision, integrity, strong principles, unrelenting drive, customer focus and passion for Marvell,” said Dr. Sehat Sutardja, Chairman and CEO of Marvell. “We are very thankful for Weili’s contributions to the tremendous success of Marvell since its inception. Furthermore, we now look forward to her continued leadership and increased role through our next stage of growth as our president.”

Weili Dai is one of the most successful women entrepreneurs in the world today. Widely considered a technology visionary, she is the only woman co-founder of a global semiconductor company. Since co-founding Marvell in 1995, Ms. Dai’s business acumen, strategic thinking, endless passion and personal network have led to Marvell’s ascent to one of the top semiconductor companies in the world. Her close relationship with customers, built on a foundation of trust, has earned her a tremendous reputation for professionalism and integrity throughout the technology industry. Ms. Dai has served a pivotal role in creating some of Marvell’s most important strategic partnerships. Under her leadership, Marvell’s technology has become an integral component of the world’s most important products in enterprise, communications, mobile computing, consumer and emerging markets.

For a full biography: http://investor.marvell.com/phoenix.zhtml?c=120802&p=irol-govBio&ID=192138

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

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Marvell and the M logo are registered trademarks of Marvell and/or its affiliates. Other names and brands may be claimed as the property of others.

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